Exhibit 4.2

AMENDMENT NO. 1

TO

REPLACEMENT CAPITAL COVENANT

Amendment No. 1 To Replacement Capital Covenant (“this Amendment”) dated as of September 26, 2011, by Dominion Resources, Inc., a Virginia corporation (together with its successors and assigns, the “Corporation”), to the Replacement Capital Covenant dated as of June 23, 2006 (the “June 2006 RCC”) entered into by the Corporation in favor of and for the benefit of each Covered Debtholder (as defined in the June 2006 RCC).

Recitals

A. The Corporation entered into the June 2006 RCC in connection with the issuance of $300,000,000 aggregate principal amount of its 2006 Series A Enhanced Junior Subordinated Notes Due 2066 (the “Series A Notes”).

B. Pursuant to Section 4(b) of the June 2006 RCC, the Corporation may amend the terms of the June 2006 RCC without the consent of the Covered Debtholders provided that the Board of Directors of the Corporation or a duly constituted committee thereof has determined that such amendment or supplement is not adverse to the Holders of the then effective series of Covered Debt.

C. The intent and effect of this Amendment is to change, from 180 days to 365 days, the length of the measurement period utilized for determining the Corporation’s ability to redeem or repurchase all or a portion of the Series A Notes when such determination is made via reference to the amount of net cash proceeds received by the Corporation from the issuance and sale of its Common Stock prior to such redemption or repurchase.

D. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the June 2006 RCC.

NOW THEREFORE, the Corporation hereby amends the June 2006 RCC as set forth in this Amendment.

Section 1. The reference to “180 days” contained in clause (i) of Section 2 of the June 2006 RCC is hereby deleted and replaced with “365 days”.

Section 2. The reference to “180 days” contained in definition of “Applicable Percentage” contained at Schedule I of the June 2006 RCC is hereby deleted and replaced with “365 days.”

Section 3. Except as expressly amended hereby, all of the provisions of the June 2006 RCC continue in full force and effect.

Section 4. This amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer, as of the day and year first above written.

DOMINION RESOURCES, INC.

By:
James P. Carney Vice President and Assistant Treasurer

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